For Immediate Release                                                                         Contact:  Eugene H. Wrobel
                                                                                                                  Vice President and Treasurer
                                                                                                                 (256) 730-2118

Intergraph Reports Fourth Quarter 2003 Results;
Revenue of $145.8 Million and Net Income of $1.4 Million

HUNTSVILLE, Ala.,January 28, 2004--Intergraph Corporation <NASDAQ: INGR> today reported operating results for its fourth quarter and year ended December 31, 2003.

           For the quarter, Intergraph reported revenue of $145.8 million, operating income of $2.0 million (after restructuring charges of $4.0 million) and net income of $1.4 million.  Net income was $.03 per share (basic and diluted).  The Company believes a separate disclosure of the restructuring expenses gives a more comparative view of the current and prior quarterly results of operations and is therefore important information to the readers of this press release in evaluating and understanding the Company's results of operations.

(In millions)	Q4 2003	Q3 2003	Q4 2002	12 months 2003	12 months 2002	Q1 2004 forecast
Revenues	$145.8	$133.6	$122.0	$527.3	$501.1	$130.4
Income from operations before restructuring	$ 5.9	$ 5.5	$ 5.3	$ 18.5	$ 16.5	$ 3.9
Restructuring charges	$ 4.0	$ ---	$ 2.1	$ 4.0	$ 2.1	$ 1.2
Income from operations	$ 2.0	$ 5.5	$ 3.2	$ 14.6	$ 14.4	$ 2.7
Net income	$ 1.4	$ 12.9(a)	$ 90.1(a)	$ 23.2(a)	$377.8(a)
(a) includes intellectual property settlement

           "Intergraph again delivered solid results as all business units exceeded their forecasts for the quarter," said Halsey Wise, Intergraph president and CEO.  "Since July, we have focused intently on business unit execution and the development of an overall strategy to improve our future operating margins.  These actions resulted in an increase in operating income before restructuring compared to last quarter and a year ago.  Although we view the results as positive, we remain mindful of our need to be focused on further improvements in operating performance.  In addition, we are pleased with the successful completion of our $260 million Dutch Tender Offer in December.  Since 2001, we have returned approximately $378 million to shareholders -- a figure greater than the proceeds from our Intellectual Property settlements to date on an after-tax basis."

           In comparison to Q3 2003, total revenue increased 9.1%, with all business units reporting higher revenue.  Income from operations declined $3.5 million as a result of a restructuring charge of $4.0 million.  Without the charge, operating income increased 8% as higher revenues more than offset a $2.6 million (4.3%) increase in operating expenses.

            For the year 2003, revenue increased 5.2% and operating income increased 11.9% prior to restructuring costs.  The PPO, IMGS and IPS business units had revenue growth exceeding 5% each, while ISG had a 4.8% decline in revenue for the year as a result of a decline in revenue from legacy hardware maintenance and fewer product sales.  The additional revenue at slightly higher gross margins more than offset an 8% increase in operating expenses prior to any restructuring changes.  After restructuring charges, income from operations was slightly higher than 2002.

           Operating Expenses of $67.1 million, including a restructuring charge of $4.0 million, were 10.9% higher than Q3 2003.  Without the restructuring charge, operating expenses increased 4.3%.  The increase in operating expenses was primarily in sales and marketing as a result of higher Q4 2003 revenue.  The restructuring charges taken in Q4 2003 are necessary in order to better match costs with revenues in certain areas of the Company's business.

           For the year 2003, operating expenses (including restructuring costs) increased 8.8%.  Without the restructuring charge, operating expenses increased 8%.  Almost half of the increase in operating expenses before restructuring costs was due to continuing R&D investments in several new product offerings in the PPO and IPS business units.  G&A increased primarily due to higher general corporate legal costs, and sales and marketing increased primarily in PPO and IPS as a result of higher headcount.  Restructuring charges also increased from $2.1 million for 2002 to $4.0 million for 2003.

           Currency Impact -- Fluctuations in the value of the U.S. dollar in international markets had a significant impact on the Company's results of operations.  Most international operations sell to customers and incur and pay operating expenses in local currencies.  These local currency revenues and expenses are translated into U.S. dollars for reporting purposes.  A weaker U.S. dollar increases the level of reported U.S. dollar orders and revenues, increases the dollar gross margin, and increases reported dollar operating expenses of the international subsidiaries.  The Company estimates that the weakening of the U.S. dollar in its international markets, primarily in Europe, positively impacted revenue approximately 5.5%, negatively impacted operating expenses by approximately 4.9% and improved its 2003 operating results by approximately $0.16 per share (diluted) in comparison to 2002.

           Total Other Expense, Net for the fourth quarter was $6.3 million and included $6.8 million of legal and related expenses associated with protecting and licensing the Company's intellectual property, $1.5 million interest income, and $1.0 million net other expense items.

           Income Tax Benefit was $5.7 millionfor the quarter.  This benefit was primarily a result of a pre-tax loss for the quarter resulting in a $1.8 million reduction in the annual tax provision and a favorable $4.1 million resolution of a tax dispute related to items from the early 1990's.  We expect our effective tax rate to be approximately 40% for 2004.

           The Balance Sheet continues to reflect a solid financial position.  During the quarter the Company spent $260 million to repurchase its common stock via a modified Dutch auction tender offer.  The stock repurchase was the principal reason cash and short-term investments decreased to $265.8 million at December 31, 2003.  Cash flow for the quarter benefited from the receipt of $18 million from last quarter's intellectual property settlement with TI and the sale of excess land for $2.6 million.

Business Outlook
           Information contained in this news release (including this Business Outlook) includes statements that are forward-looking as defined in Section 21E of the Securities Exchange Act of 1934.  Readers are cautioned against placing undue reliance on any forward-looking statements which are subject to known and unknown risks and uncertainties.  Please refer to the "Cautionary Note Regarding Forward-Looking Statements" at the end of this news release.

           Commenting on the annual results, Wise said, "2003 was a year of change -- change in leadership, change in our Board, change in our capital structure, and change in our focus.  The purpose of these changes and others to come is to focus our company on building shareholder value via execution in our core businesses.  Certainly, we will continue to remain diligent in defending our intellectual property."  Commenting on the quarterly results, Wise added, "We are pleased with our fourth quarter operating results, but remain focused on our efforts to show additional improvements in operating results in 2004.  The restructuring charges we announced in Q3 and executed in Q4 will help us to create a foundation for improved profitability in FY 2004.  In addition, we have recently introduced new Intergraph vision and mission statements that better describe who we are, what we do and how we are different.  Our company is united in focus on a three-phase operating strategy called 'Now-Next-After Next' which will be our guide for the next several years.  We look ahead with optimism."

            There were no significant changes in the lawsuit against Dell, Gateway, and Hewlett Packard.  On December 1, the Company and Intel presented oral arguments in Intel's appeal of the October 2002 verdict in Intergraph's favor.

Capitalization

           The Company repurchased 10 million shares of its common stock in Q4 2003 for $260 million under a modified Dutch auction tender offer.  In addition, the Company has repurchased approximately 6.3 million shares since late 2001 under a stock repurchase program.  Total expenditures under the tender offer and repurchase program through December 31, 2003 have been $378 million.  The stock repurchase plan was suspended during Q4 2003 because of the tender offer.  Following completion of the tender offer, the Board reinstated the repurchase program.

Review of Intergraph's Core Businesses

           Intergraph consists of four core business units -- three focused on visualization software and the fourth focused on government IT services.  Each core business unit is managed as a separate business.  Therefore, the Company believes that providing details about each business unit is useful to investors.

Intergraph Mapping and Geospatial Solutions (IMGS)

(In millions)	Q4 2003	Q3 2003	Q4 2002	12 months 2003	12 months 2002	Q1 2004 forecast	Backlog
Revenues	$60.2	$54.5	$52.4	$210.0	$195.1	$49.5	$68.2
Income (loss) from operations before restructuring	$ 3.7	$ 2.8	$ 1.0	$ 5.4	$ (1.0)	$ 1.6
Restructuring charges	$ 1.6	$ ---	$ 1.0	$ 1.6	$ 1.0	$ ---
Income (loss) from operations	$ 2.1	$ 2.8	$ 0.0	$ 3.8	$ (2.1)	$ 1.6

           For Q4 2003, IMGS reported $60.2 million in revenues and operating income of $2.1 million after restructuring costs.  As compared to the previous quarter, total revenues increased by $5.7 million and operating income decreased $0.7 million after restructuring charges of $1.6 million were taken in the quarter to better align costs with revenue in certain parts of IMGS' business.  Before restructuring, operating income increased 32% over Q3 2003.  The increased revenue reflects a combination of increased product sales associated with improved funding and year-end buying by international government customers, and progress made in several long-term projects.  The margin increase for the higher revenue was offset by increases in operating expenses associated with restructuring in the period and higher sales compensation.

           Compared to Q4 2002, total revenue grew by $7.8 million (14.8%) and operating income increased by $2.1 million.  Revenue increased mainly as a result of higher product sales, helped by sales of the Digital Mapping Camera from Z/I Imaging®.  Higher services revenue, mainly associated with more utilities and communications projects, also contributed to the revenue increase.  The increase in operating income was partially offset by higher restructuring costs and higher sales compensation expenses in the current period.

           On a total year basis, IMGS revenue was up 7.6% or $14.9 million and operating income increased $5.9 million.  While growth occurred in all revenue components, systems and services revenues clearly drove the majority of the increase through higher shipments and progress on large projects.  Operating income increased with the higher revenue but the full impact of the higher revenue was partially offset by more restructuring costs in 2003 than in 2002 and lower gross margins due to an increase in the Z/I Imaging hardware inventory reserve in the second quarter 2003.

           IMGS entered 2004 with a backlog of $68.2 million, a quarter-to-quarter decrease of $5.0 million.  Historically, the purchasing cycles of our international government customer base have resulted in reduced sales in the first quarter of the year.  As a result of the backlog reduction and the seasonal revenue decline in the first quarter, IMGS is forecasting Q1 2004 revenues of $49.5 million with operating income of $1.6 million.

Intergraph Process, Power & Offshore (PPO)

(In millions)	Q4 2003	Q3 2003	Q4 2002	12 months 2003	12 months 2002	Q1 2004 forecast
Revenue	$36.0	$33.6	$31.5	$132.8	$124.1	$33.5
Income from operations before restructuring	$ 3.5	$ 4.0	$ 4.0	$ 16.0	$ 19.0	$ 3.7
Restructuring charges	$ ---	$ ---	$ ---	$ ---	$ ---	$ 1.2
Income from operations	$ 3.5	$ 4.0	$ 4.0	$ 16.0	$ 19.0	$ 2.5

           For the third quarter in a row, the Process, Power & Offshore (PPO) business unit reported record revenue.  In the fourth quarter, PPO revenue totaled $36.0 million, an increase of 7% compared to the third quarter of 2003 and a 14% increase over the fourth quarter of 2002.  For the full year, revenue totaled $132.8 million, an increase of 7% over the prior year.  The revenue increase was mainly due to higher new license and software maintenance revenue, including a large maintenance contract signed with GRAD, a consortium of shipbuilders (Samsung Heavy Industries, Universal Shipbuilding Corporation and Odense Steel Shipyard) for new shipbuilding applications; strong sales of our new information management products; and continued strong sales of our 2D/3D design tools.  Operating income was $3.5 million for the quarter, a 13% decrease compared to the third quarter and a 12% decrease compared to last year's fourth quarter.  This decrease, compared to the third quarter, was due primarily to an increase in sales and marketing costs resulting from trade shows and customer events and higher sales commission costs due to higher revenue.  The decrease, compared to the fourth quarter of 2002, was mainly due to higher operating expenses primarily from higher product development expenses on new products.  Operating income for 2003 was $16.0 million, a $3.0 million decrease from the prior year.  This lower operating income was due mainly to higher operating expenses as mentioned above that were partly offset by higher revenues and higher gross margins.  The division expects continued sales growth in several new product offerings including SmartPlant® 3D for plant design, IntelliShip™ for ship design and construction, MARIAN® for materials management, and SmartPlant® Foundation for data management.  The division completed a restructuring in mid-January 2004, resulting in a Q1 2004 restructuring charge estimated to be $1.2 million.

           Fourth quarter revenues remained strong in oil and gas (both on- and off-shore) and in the pharmaceutical sector.  The power generation segment remained weak, whereas the chemical industry segment is recovering.  In Q4 2003, PPO reached a significant milestone with the first commercial release of  SmartPlant 3D for plant design.  PPO shipped approximately $1.0 million of backlog to 12 customers.  PPO continues to be encouraged by the growing demand for its integrated data and document management solutions, namely SmartPlant Foundation, with sales increasing more than 50% in 2003.  Finally,SmartPlant P&ID, introduced in 2001, grew approximately 40%, primarily from large owner/operators.  Compared to 2002, revenues were up significantly in the European region and the Asia Pacific region, showing growth of 25% and 13% respectively, while the Americas region reported slightly lower revenues.

           For Q1 2004, the division forecasts revenues of $33.5 million and operating profit of $2.5 million.  Excluding expected restructuring costs of $1.2 million, operating profit is projected to be $3.7 million.  Revenues are seasonally lower in the first quarter of the year.  This, along with the restructuring, will result in lower profits as compared to the current quarter.

Intergraph Public Safety (IPS)

(In millions)	Q4 2003	Q3 2003	Q4 2002	12 months 2003	12 months 2002	Q1 2004 forecast	Backlog
Revenues	$17.2	$16.6	$13.4	$67.2	$63.6	$17.0	$35.4
Income from operations before restructuring	$ 3.8	$ 3.5	$ 2.5	$14.4	$14.8	$ 1.7
Restructuring charges	$ ---	$ ---	$ 0.2	$ ---	$ 0.2	$ ---
Income from operations	$ 3.8	$ 3.5	$ 2.3	$14.4	$14.6	$ 1.7

           For Q4 2003, Intergraph Public Safety reported revenues and operating income slightly above Q3 2003 levels.  The slight increase in total revenues is the result of higher maintenance and professional services revenues.  In comparison to the fourth quarter of 2002, revenues increased 28% and income from operations increased by 65%.  Revenue was higher in all categories, especially in maintenance.  Maintenance revenue increased as a result of additional projects reaching end of warranty dates and converting to maintenance contracts in late 2002 and 2003.  On a full-year basis, revenues increased 5.6% over 2002.  New projects and more maintenance contracts have offset the loss of revenues from a large Australian services contract that ended in September 2002.  Income from operations in 2003 declined approximately 1% from 2002.  Higher total gross margins partially offset an increase in operating expenses and the loss of margin related to the services contract in Australia.

           Backlog declined by $5.0 million during Q4 2003 to $35.4 million.

Intergraph Solutions Group (ISG)

(In millions)	Q4 2003	Q3 2003	Q4 2002	12 months 2003	12 months 2002	Q1 2004 forecast	Backlog
Revenues	$32.9	$30.5	$26.5	$120.9	$127.0	$29.4	$66.7
Income from operations before restructuring	$ 2.1	$ 2.0	$ 1.3	$ 8.1	$ 5.9	$ 1.8
Restructuring charges	$ ---	$ ---	$ ---	$ ---	$ ----	$ ---
Income from operations	$ 2.1	$ 2.0	$ 1.3	$ 8.1	$ 5.9	$ 1.8

           For Q4 2003, ISG reported a $2.4 million increase in revenues and a slight increase in operating income compared to Q3 2003.  Service, product and maintenance revenue increased slightly in Q4 as compared to Q3 2003.  The slight increase in services was due to the increased work through the Enhanced Technical Information Management System (ETIMS) contract with the U. S. Air Force, which offset the anticipated reduction in billable labor during the holiday period.  Product revenue increased in Q4 due to the sale of third-party hardware and software to U.S. Government customers although at very low margins.  The slight increase in operating income resulted from higher revenue and cost control over discretionary operating expenses, which offset the negative impact of reduced labor services due to increased holiday hours in Q4.

           In comparison to Q4 2002, total revenues increased 24% and operating income increased 58%.  The Q4 2003 revenue increase resulted from an increase in product revenue associated with third-party hardware and software products sold to U. S. Government customers under the CAD-2 contracts and growth in services revenue primarily from the ETIMS contract, which both offset an expected decline in our legacy hardware maintenance business due to expiring contracts.  The increase in operating income was due to higher revenue although at lower gross margins and a 19% reduction in operating expenses from Q4 2002.

           For 2003, ISG reported revenues of $120.9 million, which is 5% lower than for 2002.  The reduction in year-to-year revenues resulted from comparison to a strong Q1 2002 (which saw programs delayed from Q4 2001 to Q1 2002 in the aftermath of the September 11 attacks); a 12% decline in product shipments; and a $7 million decrease in legacy hardware maintenance revenue.

           For the full year, operating income was $8.1 million, which represented a 36% increase from 2002.  The increase in operating income resulted from improved gross margin percentages in products and a 14% decline in operating expenses.  Product gross margin percentages improved due to a shift in product mix from third-party pass-through products to Intergraph-produced products.  Services gross margin percentages were lower in 2003 due to the Q3 and Q4 low gross margins associated with third-party material elements of the ETIMS contract.  Sales and marketing and general and administrative expenses declined, as ISG continued to align expenses with revenue levels.

           Total systems and services backlog declined by $5.1 million during the fourth quarter.  Ending backlog was $66.7 million, reflecting continued performance on federal government programs, which are cyclically funded.  ISG remains cautiously optimistic of ongoing strength in the federal government sector, specifically the Department of Defense, Homeland Security and Force Protection markets.  The continued shortfall in state government budgets and economic conditions in the commercial IT sector continue to limit near-term growth opportunities in those segments.

           For Q1 2004, ISG is forecasting revenues of $29.4 million and operating income of $1.8 million.  Revenue and operating income are expected to decline due to anticipated lower third-party product and legacy hardware maintenance revenue.

Corporate Holding Company

(In millions)	Q4 2003	Q3 2003	Q4 2002	12 months 2003	12 months 2002	Q1 2004 forecast
Revenues	$ 3.4	$ 2.9	$ 2.9	$ 12.7	$ 13.1	$ 2.4
Income (loss) from operations before restructuring	$ (7.1)	$ (6.8)	$ (3.4)	$ (25.3)	$ (22.4)	$ (4.9)
Restructuring charges	$ 2.4	$ ---	$ 0.9	$ 2.4	$ 0.9	$ ---
Income (loss) from operations	$ (9.5)	$ (6.8)	$ (4.4)	$ (27.7)	$ (23.3)	$ (4.9)

The corporate holding company reports revenues and costs including:

           o Oversight costs associated with the offices of CEO, CFO, Treasurer, Strategic Planning, General Counsel, Corporate Marketing,
              the Board of Directors,internal and external audit, and other costs that are directly the result of Intergraph being a publicly held company.

           o Revenues and costs for Teranetix™(a provider of commercial repair and logistics services) and international hardware maintenance.

           o Residual costs of exiting the hardware business, including management of warranty reserves and a repair depot.

           The increase in the loss in the holding company for the year 2003 is due to higher legal expenses, $1.5 million higher restructuring costs, and the costs of exiting the hardware business, including management of warranty reserves, inventory write-downs, and management of a repair depot.  As a result of the Company's restructuring efforts and the expiration of the hardware warranty obligations, the loss in the holding company is expected to decline beginning in Q1 2004.

Intellectual Property

           The Company has intellectual property that is used in a variety of industries, including computers, consumer electronics, telecommunications, and electronics design.  The Company defends the value of its intellectual property (IP) portfolio through licensing and litigation.  The Company remains actively engaged in licensing discussions, as well as patent litigation with several companies.  All income and expenses associated with the IP portfolio, including legal expenses, are classified and reported in the Other Income (Expense) section of the income statement.

           Intel Litigation:  On July 29, 2001, the Company filed a patent infringement case against Intel Corporation in the U.S. District Court for the Eastern District of Texas.  The Texas case pertained to the Company's parallel instruction computing (PIC) patents and went to trial on July 2, 2002.  On October 10, the judge ruled that the PIC patents were valid, enforceable, and infringed by Intel's Itanium and Itanium 2 products.  Intel appealed this ruling to the U.S. Court of Appeals for the Federal Circuit.  Based upon the trial court's decision and the parties' prior settlement agreement, Intel paid $150 million to the Company in November 2002.  Regardless of the outcome on appeal, the Company will retain the $150 million received for the trial court decision.  Intel will be required to pay an additional $100 million in damages if the trial court's decision is affirmed on appeal.  The parties have completed the appellate briefing process and the appellate argument occurred before a three-judge panel of the Federal Circuit on December 1, 2003.  A final decision from the Federal Circuit is not expected until late first quarter or second quarter of 2004.

           OEM Litigation:  On December 16, 2002, the Company filed a patent infringement action against Dell, Gateway and Hewlett-Packard/Compaq (HP) in the U.S. District Court for the Eastern District of Texas.  The Company's complaint alleges that products from the three computer vendors infringe U.S. Patent Numbers 4,899,275 and 4,933,835 and 5,091,846.  These computer system-level patents relate to memory management technology.  The OEM action seeks an unspecified amount of damages for past infringement, plus a statutory patent injunction.  The Company delayed serving the defendants with the lawsuit and engaged each defendant in licensing discussions.  These licensing discussions were not successful and the defendants were served on April 1.  The case has been set for trial on August 2, 2004.

           On May 28, 2003, HP filed a patent countersuit against the Company in the Northern District of California.  HP also asked the Texas court to transfer the OEM case to the Northern District of California for consolidation with HP's countersuit.  The Texas court denied HP's motion to transfer the Texas OEM case to California. HP's countersuit did not specify any accused infringing products or resulting damages, and was initially dismissed as legally defective.  HP has since filed a corrected amended complaint asserting four separate patents against a variety of Intergraph products, including SmartPlant 3D, IntelliShip, SmartPlant, SmartSketch, I/Mobile TC, and IntelliWhere.  The Company has filed a motion to have HP's California countersuit transferred to the Northern District of Alabama.  The California court has not yet ruled on the Company's motion to transfer.  The Company has not determined what impact, if any, HP's countersuit may have on the Company's operations and cash flows.  The Company will vigorously defend against HP's countersuit.

           HP has also filed an amended answer and counterclaim in the Texas case, which alleges that Intergraph's patent assertions are a violation of the Sherman Antitrust Act.  The Company has filed a motion to dismiss HP's antitrust counterclaims as a matter of law.  The Texas court has not yet ruled on Intergraph's motion to dismiss.  The Company believes HP's antitrust counterclaim to be without merit, and will vigorously defend the same.

           On June 21, 2003, Dell filed a counterclaim against Intel Corporation, adding them as a party to the OEM case.  Intel filed a general denial to Dell's counterclaim.  Dell also filed a motion to have their "Intel implied license" defense tried separately from the infringement case.  Dell's motion to bifurcate was subsequently denied.

           Texas Instruments Litigation:  The Company filed suit against Texas Instruments (TI) in the U.S. District Court for the Eastern District of Texas on January 30, 2003.  The TI case alleged that the Company's PIC patents were infringed by TI's family of Digital Signal Processors ("DSP").  DSPs are used as high-performance embedded controllers in consumer products.  Their applications include audio and video encoders and decoders, broadband solutions, optical networking, telephony, voice processing, and wireless communications.  TI subsequently asserted counterclaim patents in two separate legal actions in the Eastern District of Texas.  As previously reported, the Company concluded settlement discussions with TI in September.  In summary, TI agreed to pay the Company $18 million, dismiss all of TI's countersuits, and take a license to Intergraph's patents.  Pursuant to the terms of the settlement, the Company received TI's settlement payment in Q4 2003.

           Advanced Micro Devices (AMD) Litigation:  On January 15, 2004,Advanced Micro Devices (AMD) filed a Declaratory Judgment Act (DJA) patent action against the Company in the Northern District of California.  AMD asserted that the Company's family of "Clipper" patents (U.S. Patent Nos. 4,860,192, 4,884,197, 4,899,275, 4,933,835 and 5,091,846) are either invalid, or not infringed by AMD's microprocessor products.  The Company had previously engaged in patent licensing discussions with AMD without success.  AMD's complaint alleges that a subpoena received from the Company's Texas OEM case led them to believe that they were going to be sued and that the DJA was filed in response.  No monetary damages are being sought by AMD.  The Company is currently evaluating its response to AMD's action.

Conference Call and Webcast

           Intergraph will provide an online, real-time Webcast and rebroadcast of the fourth quarter conference call to be held Thursday, January 29, 2004, at 11:00 a.m. (Eastern time).  The live broadcast will be available online at www.intergraph.com/investors.  Listeners will be asked to pre-register and should plan to visit this Web page a few minutes before the broadcast begins.  The replay will be available shortly after the conference call ends and is expected to remain available online until January 31, 2005.  In addition, the replay can be heard by telephone any time before the close of business February 29, 2004.  Call 1-888-296-6947 and refer to reservation #9601411.

           Statements and comments made during the conference calls that are not solely historical in nature are "forward-looking statements," within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially and adversely.  The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that our projected results expressed or implied therein will not be realized.

Intergraph Corporation
Consolidated Balance Sheets (Unaudited)

                                                                                                                                            December 31,            December 31,
                                                                                                                                                   2003                           2002

(in thousands)
Assets

    Cash and short-term investments                                                                               $ 265,782                  $   506,024
    Accounts receivable, net                                                                                              150,927                       152,187
    Inventories, net                                                                                                              15,443                         19,397
    Other current assets                                                                                                       37,673                         39,795
            Total current assets                                                                                          469,825                       717,403

    Investments in affiliates                                                                                                    9,499                         20,700
    Capitalized software development costs, net                                                                  29,520                         29,830
    Other assets, net                                                                                                           12,500                         16,889
    Property, plant, and equipment, net                                                                               51,099                         50,818
                    Total Assets                                                                                          $ 572,443                  $   835,640

Liabilities and Shareholders' Equity
    Trade accounts payable                                                                                           $   23,052                  $     17,850
    Accrued compensation                                                                                                 38,781                         31,541
    Other accrued expenses                                                                                               40,855                         35,730
    Billings in excess of sales                                                                                               48,711                         43,908
    Income taxes payable                                                                                                   27,177                         67,477
    Short-term debt                                                                                                                   ---                              169
            Total current liabilities                                                                                    178,576                       196,675
    Deferred income taxes and other noncurrent liabilities                                                    14,013                         17,255
            Total shareholders' equity                                                                              379,854                       621,710
                    Total Liabilities and Shareholders' Equity                                          $ 572,443                  $   835,640

Intergraph Corporation
Consolidated Statements of Operations (Unaudited)

                                                                                                                     Quarter Ended                       Twelve Months Ended
                                                                                                                      December 31,                               December 31,
                                                                                                               2003                   2002                   2003                   2002

(in thousands, except per share amounts)
Revenues

    Systems                                                                                       $   79,390          $     68,631          $ 297,972          $   287,899
    Maintenance                                                                                    34,548                 32,010             131,099               121,513
    Services                                                                                            31,841                 21,354               98,191                 91,665
        Total revenues                                                                          145,779               121,995             527,262               501,077

Cost of Revenues
    Systems                                                                                           40,765                33,628            152,584              146,525
    Maintenance                                                                                    11,803                 12,766               49,173                 55,162
    Services                                                                                            24,181                 16,391               72,320                 65,550
        Total cost of revenues                                                                76,749                 62,785             274,077               267,237

            Gross profit                                                                             69,030                 59,210             253,185               233,840

Product development expenses                                                        16,016                 11,359               58,958                 50,669
Sales and marketing expenses                                                          27,055                 25,083             101,393                 96,689
General and administrative expenses                                               20,034                 17,483               74,330                 69,945
Restructuring charges                                                                           3,952                   2,106                  3,952                   2,106
            Income from operations                                                           1,973                   3,179               14,552                 14,431
Intellectual property income (expense), net                                     (6,805)              145,520                  5,784               434,471
Gains on sales of assets                                                                          470                        ---                  3,421                 17,214
>Interest income                                                                                      1,492                   1,963                  6,588                   6,886
Other income (expense), net                                                               (1,456)                 (6,463)               (2,128)                 (3,830)
        Total other income (expense)                                                    (6,299)              141,020               13,665               454,741

            Income (loss) before income taxes and
               minority interest                                                                  (4,326)              144,199               28,217               469,172
Income tax benefit (expense)                                                                5,690                (54,085)               (5,010)               (91,135)
            Income before minority interest                                            1,364                 90,114               23,207               378,037
Minority interest in earnings of
    consolidated subsidiaries                                                                       ---                        ---                        ---                     (285)
            Net income                                                                          $     1,364          $     90,114          $   23,207          $   377,752

Earnings per share:
    Basic                                                                                            $        0.03          $         1.95          $        0.51          $         7.87
    Diluted                                                                                         $        0.03          $         1.85          $        0.49          $         7.47
Weighted average shares outstanding:
    Basic                                                                                                  43,553                 46,245               45,549                 47,991
    Diluted                                                                                              45,382                 48,653               47,583                 50,536

Systems orders                                                                               $   62,300          $     47,700          $ 299,700          $   250,400
Services orders                                                                               $   28,600          $     24,700          $   94,700          $     92,000

Intergraph Corporation
Business Unit Information (Unaudited)

                                                                                     Quarter Ended                                               Twelve Months Ended                                                                                                       December 31, 2003                                                 December 31, 2003

                                                                                 Total              Operating                                  Total              Operating
                                                                             Revenues         Income (Loss)                         Revenues         Income (Loss)

(in thousands)

        PPO                                                            $     36,019              $       3,480                          $   132,818            $     15,971
        IPS                                                                     17,151                       3,819                                 67,150                   14,377
        ISG                                                                     32,909                       2,079                               120,930                     8,080
        IMGS                                                                 60,171                       2,126                               209,957                     3,848
        Corporate                                                             3,366                      (9,531)                                12,744                  (27,724)
         Eliminations                                                         (3,837)                           ---                                (16,337)                         ---
            Total Company                                     $       145,779              $       1,973                          $   527,262            $     14,552

Cautionary note regarding forward-looking statements

This news release contains forward-looking statements (all statements other than those made solely with respect to historical fact) within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not limited to, the Company's ability to commence and consummate the anticipated tender offer, the Company's Business Outlook, projections about revenues, operating income levels, margins, and market conditions and their anticipated impact on Intergraph and its vertical business segments; expectations regarding Intergraph's various ongoing litigation proceedings; expectations regarding future results and cash flows; information regarding the development, timing of introduction, and performance of new products; and any statements of the plans, strategies, and objectives of management for future operations. The forward-looking statements are subject to known or unknown risks and uncertainties (some of which are beyond Intergraph's control) that could cause actual results to differ materially and adversely from those anticipated in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, potential adverse outcomes in our ongoing efforts to protect our intellectual property, including, but not limited to, an overturn on appeal of the ruling in favor of us in our patent infringement action against Intel Corporation, an adverse ruling in our patent infringement action against various original equipment manufacturers ("OEMs"), including Dell Computer Corporation™, Gateway Inc.™ and Hewlett-Packard Co.™, and other ongoing and potential litigation and patent enforcement efforts, including uncertainties associated with potential patent infringement claims against non-domestic OEMs, material changes with respect to our business, litigation prospects or the securities markets (including the market for Intergraph common stock), worldwide political and economic conditions and changes, the ability to attract or retain key personnel, increased competition, rapid technological change, unanticipated changes in customer requirements, the ability to enforce and protect Intergraph's intellectual property rights, the ability to access the technology necessary to compete in the markets served, risks associated with doing business internationally, risks associated with various ongoing litigation proceedings, and other risks detailed in our press releases or in our annual, quarterly or other filings with the Securities and Exchange Commission.

Intergraph Background Information

Intergraph Corporation is a pioneer of computer graphics software and services in the commercial and government sectors.  Founded in 1969, we have delivered numerous innovations in interactive graphics solutions.  Today, we help our customers organize complex data into understandable visual representations, enabling them to make better and faster operational decisions.  They create intelligent maps, manage assets and infrastructure, build and operate plants and ships, and dispatch emergency services to those in need.

Headquartered in Huntsville, Alabama, Intergraph employs more than 3,000 professionals and has operations in more than 60 countries.  The company's intellectual property division manages Intergraph's portfolio of intellectual property, including patents, copyrights, and trademarks.  The company has more than $500 million in revenue and trades on the NASDAQ market under the symbol INGR.  More information can be found at www.intergraph.com.

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Intergraph, the Intergraph logo, SmartPlant, Z/I Imaging, MARIAN, and IntelliShip are registered trademarks and Teranetix is a trademark of Intergraph Corporation.  Other brands and product names are trademarks of their respective owners.